SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 29, 2013 (May 23, 2013)

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-30061	95-4557538
(State of other Jurisdiction of	(Commission file no.)	(IRS employer identification no.)
incorporation)

9705 N. Broadway Ext.  Ste 200, 2nd Floor

Oklahoma City, OK  73114

(Address of principal executive offices)

+ 31 20 653 5916

(Issuer's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On May 23, 2013, the Company entered into a certain Stock Purchase Agreements (the “SPA”) with a non-affiliated investor pursuant to which the Company issued 250,000 restricted shares (“Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), at the price of US$0.90 per share. The transaction contemplated in the SPA will be consummated as soon as the Additional Listing Application for the Shares is approved by the NYSE MKT LLC (the “Exchange”).

On May 24, 2013, the Company entered into a certain loan agreement with an affiliate pursuant to which the Company borrowed a principal amount of € 1,000,000.00 at the interest rate of 12% per annum (“Loan Agreement”) and issued a warrant (“Warrant”) to the affiliate to purchase 1,253,194 restricted shares of Common Stock exercisable at $1.03 per share for a term of 5 years, with a mandatory cash exercise after 12 month in case the average closing bid price is $ 1.55 or higher for 10 consecutive trading days. The transaction contemplated in the Loan Agreement will be consummated no later than May 30, 2013.

The Company has received the funds for each of the SPA and the Loan Agreement.

The Company intends to use the proceeds from the issuance of the Shares and the Loan Agreement primarily for working capital.

The securities were offered and sold only in Europe to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(2) and Regulation S of the Securities Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2013	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Steven van der Velden
Steven van der Velden
Chief Executive Officer

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